Exhibit 99.7

NEWS RELEASE

NOBLE ENERGY ANNOUNCES EXECUTION OF GAS SALES AGREEMENTS
FOR EXPORT OF GAS TO EGYPT

HOUSTON (February 19, 2018) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the “Company”) announced today that it has signed agreements to sell significant quantities of natural gas from the Leviathan and Tamar fields to Dolphinus Holdings Limited to supply gas in Egypt. These agreements, one for natural gas from Leviathan and one for Tamar, each provide for total contract quantities of 1.15 trillion cubic feet of natural gas. The natural gas is anticipated to supply industrial and petrochemical customers as well as future power generation in Egypt.

Sales volumes under the agreement associated with the Leviathan field are anticipated to begin at a firm rate of approximately 350 million cubic feet of natural gas per day (MMcf/d) at the startup of the Leviathan project at the end of 2019. For the Tamar agreement, sales volumes are anticipated to begin at an interruptible rate of up to 350 MMcf/d, dependent upon gas availability beyond existing customer obligations in Israel and Jordan. Noble Energy will have an option to convert the Tamar interruptible quantity to a firm-basis with a significant take or pay commitment. Both contracts are for a 10-year term.

Gary W. Willingham, Noble Energy’s Executive Vice President, Operations, commented, “These agreements continue to demonstrate the strength of the regional market for our natural gas in the Eastern Mediterranean. At Leviathan, we have executed agreements totaling nearly 900 MMcf/d and are closing in on our targeted sales volume amount of 1 Bcf/d. For Tamar, we now have a contract to sell any excess gas beyond current customer needs in Israel and Jordan to Egypt. The continued progress in regional gas marketing, along with our previously announced divestiture at Tamar, are major deliverables for 2018 and we are accomplishing them very early in the year. This provides even further clarity and confidence in our expected cash flow profile for 2018 and beyond.”

The gas price formula is the same under both agreements with linkage to Brent oil prices, similar to our other regional agreements. The Leviathan contract represents expected total gross revenue approaching

$7 billion at recent Brent prices, with Tamar potential revenues up to a similar amount, dependent on actual volumes sold. Both agreements are subject to closing obligations including regulatory approvals and licenses, and finalizing gas transportation agreements.

Noble Energy operates the Leviathan and Tamar gas fields with a 39.66 percent working interest and 32.5 percent working interest, respectively. Earlier in 2018, the Company announced a 7.5 percent working interest divestment in the Tamar field which is anticipated to close in the first quarter of 2018, at which time the Company’s interest in Tamar will reduce to 25 percent.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets. Founded more than 85 years ago, the Company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit http://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Lauren Brown
(281) 872-3208
Lauren.Brown@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

Forward Looking Statements

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual reports on Form 10-K, respectively, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.